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                                                                  EXHIBIT 10.49

                      FLUMISTTM SUPPLY AGREEMENT AMENDMENT

     This FLUMISTTM SUPPLY AGREEMENT AMENDMENT (the "Amendment"), dated as of January 1, 2001, is by and between AVIRON, a Delaware corporation with its principal place of business at 297 North Bernado Avenue, Mountain View, California 94043 ("AVIRON") and American Home Products Corporation ("AHPC"), acting through its Wyeth-Ayerst Laboratories Division, a Delaware corporation with is principal place of business at 555 Lancaster Avenue, St. Davids, Pennsylvania 19087 ("WYETH"). AVIRON and WYETH are sometimes referred to as the "Parties."

     WHEREAS, AVIRON and WYETH entered into a FluMist Supply Agreement, dated January 11, 1999 ("Supply Agreement"), establishing the Parties' respective rights and obligations concerning the manufacture and supply of bulk and Finished Product;

     WHEREAS, the Parties hereby desire to revise and amend the Supply
Agreement;

     NOW THEREFORE, the Parties hereby agree as follows:

1. All capitalized terms, unless defined herein, shall have the definition assigned such term(s) by the Supply Agreement.

2. Notwithstanding anything in the Supply Agreement to the contrary, including but not limited to Articles 3 and 7, WYETH agrees to pay and AVIRON agrees to accept an advance payment of $10 million in full satisfaction of all duties, obligations and responsibilities of WYETH under Section 7.2(a) of the Supply Agreement (the "January Advance Payment").


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3. AVIRON shall, as provided in Section 7.2(a) of the Supply Agreement, apply the January Advance Payment to the payment of its costs and expenses incurred in connection with its manufacture for commercial sale of Frozen Product for the 2001 Flu Season ("2001 Product"). In the event the Parties elect not to sell 2001 Product for the 2001 Flu Season, such 2001 Product and any unexpended portions of the January Advance Payment shall be applied by AVIRON to any clinical trials supporting field use conducted by the parties.

4. The January Advance Payment shall be wired transferred to AVIRON's account at, State Street Bank & Trust Company for credit to AVIRON's account # 17039843 (payment per Supply Agreement) no later than January 15, 2001.

5. Notwithstanding anything in the Supply Agreement to the contrary, WYETH agrees to pay and AVIRON agrees to accept an advance payment of $10 million (the "April Advance Payment"), provided no later March 31, 2001, both Parties agree (in writing) to plan a commercial launch of Frozen Product for the 2001 Flu Season (the "2001 Launch"). In the event of such agreement, the April Advance Payment shall be wired transferred, (per wire instructions set forth in Paragraph 4 hereof) to AVIRON no later than April 7, 2001.

6. The April Advance Payment shall be applied by AVIRON to the payment of costs and expenses to be incurred in connection with its manufacture for commercial sale of Frozen Product for the 2001 Flu Season. In the event the 2001 Launch does not occur, the full April Advance Payment shall be credited against any payment obligations (as contemplated by Article 3 and 7 of the Supply Agreement) of WYETH for the 2002 Flu Season.

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     IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.
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
AMERICAN HOME PRODUCTS CORP.              AVIRON
THROUGH ITS WYETH-AYERST
LABORATORIES DIVISION

By:  /s/ Kevin L. Reilly                  By: /s/ Carol A. Olson
     ---------------------------------        ---------------------------------

Name: Kevin L. Reilly                     Name: Carol A. Olson
     ---------------------------------        ---------------------------------
Title: President                          Title: Sr. VP, Commercial Development
     ---------------------------------        ---------------------------------
     Wyeth-Lederle Vaccines &
     Nutritionals
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